Putnam RetirementReady 2045 Fund
1/31/17 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 198
Class M    *


72DD2 (000s omitted)
Class R	  4
Class R6 32
Class Y	 27

* Amount represents less than 1

73A1
Class A	 0.105
Class M	 0.011

73A2
Class R	 0.053
Class R6 0.120
Class Y	 0.135

74U1 (000s omitted)
Class A	 1,908
Class B	    31
Class C	    49
Class M      9

74U2 (000s omitted)
Class R	   30
Class R6  263
Class Y	  205

74V1
Class A	 19.76
Class B	 18.03
Class C	 18.05
Class M	 19.22

74V2
Class R	 20.32
Class R6 23.67
Class Y	 23.65

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.